Exhibit 10.1

AMENDMENT TO SECOND AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS AGREEMENT

This Amendment (the “Amendment”) to that certain Second Amended and Restated Joint Venture and Shareholders Agreement (the “Agreement”) by and between GE Capital US Holdings, Inc. (successor in interest for purposes of the Agreement to General Electric Capital Corporation)(“GE Capital”) and NACCO Materials Handling Group, Inc. (“NMHG”) dated November 21, 2013 is entered into as of December 22, 2015 (the “Effective Date”). The terms of this Amendment are hereby incorporated into the Agreement as though fully set forth therein. Capitalized terms used but not defined herein shall have meanings given to them in the Agreement.

NOW THEREFORE, for good and valuable consideration, including the payment, concurrently with the execution and delivery of this Amendment to the Agreement, the sum of US $5,000,000 in immediately available funds, the sufficiency of which is agreed to by all of the Parties, the Parties, intending to be legally bound, agree as follows:

1. Amendment. Section 19(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“19. Exclusivity

(a) As to GECC. With respect to GECC’s operations in the United States of America, GECC will endeavor not to enter into any other significant financing programs with other manufacturers of forklifts (the primary function of which would be to provide financing for forklifts in the United States).”

2. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Agreement, or (b) prejudice any right or rights which any party may now have or may have in the future under or in connection with the Agreement or any of the other documents referred to therein. Except as expressly modified hereby or by express written amendments thereof, the terms and provisions of the Agreement or any other documents or instruments executed in connection with the foregoing are and shall remain in full force and effect. In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

3. Entire Agreement. This Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument. Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Amendment is not binding or effective with respect to the Agreement until executed by authorized representatives of all parties below.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the date set forth below.

GE CAPITAL HOLDINGS US, INC., successor to GENERAL ELECTRIC CAPITAL CORPORATION		NACCO MATERIALS HANDLING GROUP, INC.

By:	/s/ Diane Cooper	By:	/s/ Kenneth C. Schilling

Name:	Diane Cooper	Name:	Kenneth C. Schilling

Title:	Vice President	Title:	Senior Vice President and Chief Financial Officer